UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 9, 2011

Date of Report (date of earliest event reported)

GIGOPTIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-153362	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive

San Jose, CA 95134

(Address of principal executive offices)

(408) 522-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 1.01.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

As disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2010, GigOptix, Inc. (the “Company”) and its wholly-owned subsidiary, ChipX, Incorporated (together with the Company, the “Original Borrowers”) previously on April 23, 2010 entered into a loan and security agreement (the “Original Loan Agreement”) with Silicon Valley Bank (“SVB”). Pursuant to the Original Loan Agreement, the Original Borrowers are entitled to borrow from SVB up to $3 million, based on net eligible accounts receivable after an 80% advance rate and subject to limits based on the Borrowers’ eligible accounts as determined by SVB (the “Original Revolving Loan”). Interest on extensions of credit under the Original Revolving Loan is equal to the prime rate of SVB, which is currently 3.25% per annum, plus 1.50% per annum (the “Original Applicable Rate”). Pursuant to the Original Loan Agreement, SVB also made available to the Original Borrowers a term loan (the “Term Loan”) in an amount up to $400,000, subject to the satisfaction of terms and conditions of the Original Loan Agreement. The Term Loan was repayable in eighteen equal monthly installments and interest was fixed at a rate per annum equal to 9.00%. The Original Borrowers have previously repaid the Term Loan.

SVB, the Original Borrowers and Endwave Corporation, a wholly-owned subsidiary of the Company (together with the Original Borrowers, the “Borrowers”) have, on December 9, 2011, entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”), which amends the Original Loan Agreement. Pursuant to the Loan Agreement, the Borrowers are now entitled to borrow from SVB up to $6 million, based on net eligible accounts receivable after an 80% advance rate and subject to limits based on the Borrowers’ eligible accounts as determined by SVB (the “Revolving Loan”). Interest on extensions of credit under the Revolving Loan is now equal to the greater of 0.75% above the prime rate or 4.00%.

In addition, SVB is receiving pursuant to the Loan Agreement a fully earned, non-refundable commitment fee of $13,750 on the effective date (December 9, 2011), and an additional $20,000 due on the first anniversary of the effective date. Furthermore, if the Loan Agreement is terminated prior to its expiration date, then Borrowers will pay $15,000 to SVB.

The Loan Agreement is secured by all personal property of the Borrowers, including all accounts, equipment, inventory, receivables, and general intangibles.

The Loan Agreement includes customary representations and warranties for agreements of this type. In addition, the Loan Agreement contains a number of restrictive covenants that will impose significant operating and financial restrictions on the Company’s operations, including, but not limited to its ability to:

•

Sell, lease, or otherwise transfer, or permit any of its subsidiaries to sell, lease or otherwise transfer, all or any part of the Borrowers’ business or property, except in the ordinary course of business or in connection with certain indebtedness or investments permitted under the Loan Agreement;

•

Merge or consolidate, or permit any of its subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its subsidiaries to acquire, all or substantially all of the capital stock or property of another person;

•	Create, incur, assume or be liable for any indebtedness, other than certain indebtedness permitted under the Loan Agreement;

•	Pay any dividends (except in the form of the Company’s equity securities) or make any distribution or payment on, or redeem, retire or repurchase, any capital stock; and

•	Make any investment, other than certain investments permitted under the Loan Agreement.

The Loan Agreement also contains events of default customary for credit facilities of this type, including, among other things, nonpayment of principal or interest when due. The Loan Agreement will expire on December 9, 2013.

The description of the Loan Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 8.01 Other Events

On December 13, 2011, the Company issued a press release announcing the entry into the Loan Agreement. A copy of the Company’s December 13, 2011 press release is attached hereto as Exhibit 99.2 and is hereby incorporated by reference in response to this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Amended and Restated Loan and Security Agreement, dated December 9, 2011 between GigOptix, Inc., ChipX, Incorporated, Endwave Corporation and Silicon Valley Bank.

Exhibit 99.2	Press release issued by GigOptix, Inc. dated December 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

Date: December 13, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Amended and Restated Loan and Security Agreement, dated December 9, 2011 between GigOptix, Inc., ChipX, Incorporated, Endwave Corporation and Silicon Valley Bank.

99.2	Press release issued by GigOptix, Inc. dated December 13, 2011.